Calculation of Filing Fee Tables
S-8
Priority Technology Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.001 par value per share	457(a)	8,000,000	$ 5.69	$ 45,520,000.00	0.0001381	$ 6,286.31
Total Offering Amounts:						$ 45,520,000.00		$ 6,286.31
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,286.31
Offering Note
[1]	(a) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share ("Common Stock"), of Priority Technology Holdings, Inc. (the "Company") that become issuable under the Priority Technology Holdings, Inc. 2018 Equity Incentive Plan (the "Plan") by reason of any future stock dividend, stock split, recapitalization or other similar transaction. (b) Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the common stock on the Nasdaq Global Market on August 25, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources